Exhibit 10.2

Water Supply Contract

Alexa Springs Water Company, referred to in this Contract as “Seller,” located at 118 Cottonwood, Coppell, Texas, 75019 and Alexa Springs, Inc., referred to in this Contract as “Purchaser,” located at 652 Southwestern Blvd, Coppell, TX 75019, in mutual consideration of the following provisions, agree as follows:

Whereas, Alexa Springs Water Company is the owner of the Alexa Springs located at 1055 Owley Road, Mt. Ida, Arkansas, 71957.

Whereas, Alexa Springs, Inc. is a bottling operation and desires to bottle and sell the water emanating from the Alexa Springs.

Whereas Alexa Springs, Inc. desires to lease the buildings housing the Alexa Springs from Alexa Springs Water Company located at 1055 Owley Road, Mt. Ida, Arkansas, 71957 .

1) From and after the effective date of this Contract, December 1, 2004 (“Effective Date”), Purchaser will have the exclusive right to withdraw spring water from the Alexa Springs, in Montgomery County, Arkansas, at a point described and depicted in Exhibit A attached to and incorporated into this Contract by reference.

2) This Contract will be for an initial term of ten (10) years (“Initial Term”), with an automatically renewing option for an additional ten (10) year term (“Additional Term”), unless terminated as otherwise provided in this Contract. Written notice of Purchaser’s election not to automatically renew for an Additional Term is due between the sixth and fourth month prior to the expiration of the Initial Term.

3) Purchaser covenants to pay Seller after the Effective Date of this Contract, the following schedule of Royalties on gallons of water produced by the Alexa Springs:

Months 1-12	$0.00083 per gallon
Months 13-24	$0.00166 per gallon
Months 25-60	$0.0025 per gallon

Thereafter, Purchaser shall pay Seller at rate, to be determined between Purchaser and Seller, based upon the then prevailing fair market value of similar natural spring water producing wells in the area.

4) Any notice, request, claim, instruction or other document must be sent by fax and certified mail return receipt requested, and payments mailed to the following addresses of Seller and Purchaser

Seller : Alexa Springs Water Company
118 Cottonwood
Coppel, Texas 75019
972-462-5896 fax

Purchaser: Alexa Springs, Inc.
652 Southwestern Blvd.
Coppell, Texas 75019
972-462-7764 fax

5) Purchaser will furnish and bear expense of pumping facilities of a type approved by Seller.

6) To measure the quantity of water withdrawn, Purchaser agrees to install, at Purchaser’s expense, at the location described and depicted in Exhibit A, any meters and recording devices that are approved by the Seller. The meters and recording devices will permit the accurate determination of quantities of raw water withdrawn pursuant to this Contract in units of gallons. Purchaser will maintain all meters and recording devices in operating condition and will recalibrate, at Purchaser’s own expense, all metering and recording equipment from time to time, if required by Seller.

7) Purchaser will cause the meters and recording devices to be read on the last day of each month by Purchaser’s representative. A representative of the Seller may be present at the readings at all reasonable times. Within 15 days of each reading, Purchaser will furnish Seller a copy of the results of each monthly meter reading.

8) Seller will furnish Purchaser invoices, which lists the amounts due Seller for water withdrawn, and Purchaser shall remit such amounts to Seller within 30 days of receiving the statements.

9) Purchaser represents to Seller, and Seller relies on such representation, that all water withdrawn from the Alexa Springs will be used for bottling and selling to the public.

10) Seller makes no guarantee that water will be available at any particular time or place or that the Alexa Springs will be retained at any specific level at any particular time. It is fully understood by both parties to this Contract that the level of the Alexa Springs water will vary and that this instrument is merely an Contract to allow withdrawal of water from the Alexa Springs when and if water is present and available. Purchaser will have a right to pump all the available water. In consideration of that right, Purchaser agrees to purchase all the water the Alexa Springs produces.

11) There will be no obligation on Seller to maintain any waters at any specified level. Purchaser releases Seller and agrees to hold Seller harmless from any and all claims that Purchaser, its customers or users has or may have against Seller for any reason whatever resulting from the treated or untreated waters of the Alexa Springs. Seller makes no representation as to the quality of the water.

12) Purchaser will indemnify and hold Seller harmless from any and all claims or demands whatsoever to which Seller may be subject by reason of any injury to any person or damage to any property resulting from or in any way connected with any and all actions and activities (or failure to act) of Purchaser under this Contract. Purchaser’s pumping and related facilities will be solely responsible for obtaining permits or easements for the use of the land or interests owned by others, including the United States government, necessary for the installation, operation, and maintenance of pumps, pipelines, and other facilities for the diversion and transportation of water. Nothing in this Contract will be construed as authorizing Purchaser to install any equipment or improvements on property owned by Seller. These authorizations are rights conferred in a definitive lease agreement for the buildings and property (“Lease Agreement”) where the Alexa Springs is located, to be executed by and between Seller and Purchaser.

13) Purchaser agrees that in Purchaser’s operation under this Contract, Purchaser will not pollute the waters of Alexa Springs and that Purchaser will not withdraw water in any manner that under any circumstances might cause pollution of Alexa Springs.

14) Purchaser agrees to comply with all local, state, and federal laws concerning water and water rights applicable to this transaction.

15) This Contract may be terminated immediately at Seller’s option if Purchaser at any time fails to comply with any of the covenants contained in this Contract after notice of default in accordance with paragraph 4, and a ten (10) day opportunity to cure. Following termination of this Contract, regardless of how it is terminated, Seller will have the right within 30 days following the date of termination to remove any and all equipment left by Purchaser on or near the Alexa Springs, and the action will not cause Seller to incur any liability for damages.

16) If the Lessee terminates the Lease Agreement under its paragraph15, Purchaser may terminate this Contract with ten (10) days notice in accordance with paragraph 4. This Contract may be terminated with ten (10) days notice in accordance with paragraph 4 at Seller’s option, if the Lease Agreement is terminated for any other reason.

17) This Contract is subject to the execution of the Lease Agreement, and the Additional Term is subject to the automatic renewal of the Lease Agreement’s additional ten year term.

18) If any provision of this Contract or the application of any such provision to a person or circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Contract shall remain in force and be effectuated as if such illegal, invalid or unenforceable provision is not a part of this Contract and there shall be added an enforceable provision, similar to the unenforceable one.

19) No delay or omission of Seller in exercising any right hereunder shall operate as a waiver of such right or of any right under this Contract. A waiver on one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. The rights and remedies granted to Seller in this Contract, in the event of Purchaser’s default, are cumulative, and the exercise of such rights shall be without prejudice to the enforcement of any other right or remedy authorized by law or this Contract.

20) Neither this Contract nor any of the rights, interests or obligations hereunder shall be assigned by Purchaser (whether by operation of law or otherwise) without the prior written consent of Seller. Subject to the preceding sentence, this Contract shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding anything contained in this Contract to the contrary, nothing in this Contract, express or implied, is intended to confer on any Person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Contract.

21) This Contract shall be construed under and in accordance with the laws of the State of Arkansas. The parties agree to jurisdiction and venue in Dallas County, Texas and Montgomery County, Arkansas.

22) Any legal action is brought by either of the parties hereto, it is expressly agreed that the prevailing party in such legal action shall be entitled to recover from the other party reasonable attorney’s fees in addition to any other relief that may be awarded. For the purposes of this clause, the prevailing party is the party in whose favor final judgment is entered. In the event that declaratory or injunctive relief alone is granted, the parties receiving such relief shall be considered to be the prevailing party. The amount of reasonable attorney’s fees shall be determined by the court, in the trial of such action or in a separate action brought for that purpose. Attorney’s fees awarded under the provisions of this paragraph shall be in addition to any other relief that may be awarded.

23) This Contract shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties

24) THIS CONTRACT CONTAINS THE ENTIRE UNDERSTANDING OF THE PARTIES AND SUPERSEDES ALL PREVIOUS VERBAL AND WRITTEN AGREEMENTS, REPRESENTATION OR WARRANTIES. The Parties have not relied upon any statements, promises or representations, written or oral, express or implied, other than those explicitly set forth in this Contract.

25) This Contract may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile copy of these signatures shall be considered as effective and valid as the original.

Executed this 1st day of December 2004.

Alexa Springs Water Company

By:	/s/ Kay Bloom
Title:	Secretary

Alexa Springs, Inc

By:	/s/ Marshall Sorokwasz
Title:	President

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